Exhibit 10.01

                              EMPLOYMENT AGREEMENT
                              --------------------



This represents the agreement between Joseph E. Diamond (hereinafter DIAMOND) and Schimatic Cash Transactions Network.com, Inc., a Florida Corporation, (hereinafter "SCTN") setting forth the arrangement for the employment of DIAMOND.

        1. NATURE OF AGREEMENT
           -------------------

               The matter in which DIAMOND is to be employed as a member of the Board of Directors, Senior Vice President of Administration and Chief Financial Officer and his duties shall encompass handling all administrative matters, finance and negotiating with and consulting with outside counsel for SCTN. This contract is to commence on February 15, 2004 and is to run for one year from that date, after one year this contract is to be renegotiated, if the parties continue on all terms of this contract are to be honored until a new contract is signed by all parties.

        2. SALARY
           ------

               DIAMOND shall be paid $10,000.00 per month in SCTN common shares for the first ninety days. DIAMOND agrees to provide a minimum of 20 hours per week. The stock shall be valued for purposes of this transaction at $0.15 per share or 66,667 shares per month. The certificates are to be made out in the name of THERESE DIAMOND. The certificates are to be issued at the beginning of each month. After ninety days the salary and payment shall be renegotiated by DIAMOND and SCTN to relate any changes in market price. Both parties agree to negotiate in good faith and to come to an agreement that is not oppressive to either.

                  SCTN is listed on the pink sheets. The call letters are SCTN. It is presently trading in the range of $.15 per share. DIAMOND and the SCTN enter into this arrangement for shares of stock due to the client's present financial condition and their need for ongoing services. Both parties enter into this agreement with full knowledge that there is the possibility that the stock in SCTN could be worthless by the time the DIAMOND is able to sell any of the stock DIAMOND agrees to accept as payment.


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               All certificates for shares issued for monthly payments are to be dated as of the first day of the month in which the services are to be rendered. Any variation from this is to be considered a major breach of the total agreement. As an example upon executing this agreement SCTN is to cause to have issued a certificate for 33,333 shares immediately and then 66,667 on the first of each month therafter.

               Services are to be performed by DIAMOND from his office at 16501 Sherman Way, Suite 130, Van Nuys, CA 91406 unless it is required that DIAMOND be elsewhere to fulfill the duties of the position.

        3. ADDITIONAL COMPENSATION
           -----------------------

               As a further inducement to DIAMOND he is to receive an option to purchase 5,000,000 (five million) shares of SCTN at $0.15 (fifteen cents per share) per share. This option shall not expire for ten years or for five years after all shares of SCTN have been registered and all of the shares subject to this option can be traded without restriction whichever date is later. This option is to be transferable and made out to THERESE DIAMOND.

        4. COSTS
           -----

               If DIAMOND incurs costs in his performance of duties to SCTN they are to be billed separately at the following rates. Costs for which SCTN will be billed, include, but are not limited to, photocopies at $.35 per page, FAX receipt and transmission at $.75 per page, long distance phone charges, mobile telephone charges, computer access fees, process serving charges, delivery charges. If DIAMOND incurs paralegal time it is to be billed at the rate of $100.00 per hour. SCTN hereby authorizes DIAMOND to incur any individual expense not in excess of $500.00 per month without prior approval. At the discretion of the Firm expenses and costs may be sent directly to you for payment.

               All travel expenses are to be paid in advance by SCTN.

        5.     METHOD OF PAYMENT
               -----------------

               DIAMOND is to be issued share of SCTN as of the first day of each month and the certificate for these shares are to be delivered to him within 10


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(ten) days after the start of such month unless it is a delay due to DIAMOND or the transfer agent.

               Costs are to paid by cash or check within fifteen days after the date of the invoice issued to SCTN.

               Any variation in the method or time of payment, unless beyond the control of SCTN, not agreed to in writing by DIAMOND and SCTN are to be considered a material breach of the total agreement.

               DIAMOND does not represent SCTN in connection with this Agreement. SCTN has the right to have it reviewed by independent counsel.

               If your understanding is as set forth herein, please sign the original of this Agreement and return it to the Firm in the enclosed self-addressed envelope. The copy of this Agreement is for your files.


                                                  /s/ Joseph E. Diamond
DATED: _____________________                      ------------------------------
                                                  Joseph E. Diamond

I HAVE READ THIS AGREEMENT IN ITS ENTIRETY, I UNDERSTAND ITS TERMS, AND AGREE TO BE BOUND BY ALL OF ITS TERMS, INCLUDING THE PROVISION FOR BINDING ARBITRATION. I ALSO UNDERSTAND I HAVE THE RIGHT TO HAVE THIS AGREEMENT REVIEWED BY INDEPENDENT COUNSEL.

                                                  /s/ Dave Simon
DATE: ___________________                         ------------------------------
                                                  Dave Simon, President
                                                  and Chairman of Schimatic Cash
                                                  Transactions Network.com, Inc.


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